Exhibit 99.1

Quantum Files Form 12b-25 Notification of Late filing

Announces Postponement of Second Quarter

Earnings Release and Conference Call

SAN JOSE, Calif. — November 13, 2023 — Quantum Corporation (NASDAQ: QMCO) (“Quantum or the “Company”) announced today that it has filed a Form 12b-25 Notification of Late Filing because it is unable to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Form 10-Q”) by November 9, 2023, the original due date for such filing. As a result, Quantum is postponing its fiscal 2024 second quarter earnings announcement and conference call, which are typically held in the second week of November.

Quantum has delayed filing the Form 10-Q because the Company is re-evaluating its application of Standalone Selling Price as part of Accounting Standards Codification (ASC) Topic 606. Quantum does not have a set date for completing this re-evaluation but is working to finish it as soon as possible.

The Company’s current method of accounting was adopted in August 2019 after the Company finalized a restatement of its financial statements. The Company has applied that method consistently since then but has decided that it is appropriate to re-evaluate its methodology for accounting under ASC 606. At the conclusion of this re-evaluation, the Company intends to announce the results and have a conference call to discuss full financials for the second quarter of fiscal 2024. Quantum is providing its cash and long-term debt balances as of September 30, 2023, which are unaudited below.

In conjunction with this announcement, Quantum has worked with its lenders under its Term Loan Credit Agreement and Amended and Restated Revolving Credit Agreement. Those lenders have granted waivers with respect to Quantum’s financials for the second quarter of fiscal 2024 while the Company re-evaluates its methodology for accounting under ASC 606. The waivers are described in an SEC Form 8-K that also was filed today.

Liquidity and Debt

•	Cash and cash equivalents were $25.6 million, compared to $25.7 million as of September 30, 2022.

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Outstanding term loan debt was $87.9 million, compared to $77.2 million as of September 30, 2022. Outstanding borrowings under the revolving credit facility was $21.5 million, compared to $21.5 million as of September 30, 2022.

•	Total interest expense for the three-month period ended September 30, 2023 was $3.9 million, compared to $2.7 million for the same period a year ago.

About Quantum

Quantum technology, software, and services provide the solutions that today’s organizations need to make video and other unstructured data smarter – so their data works for them and not the other way around. With over 40 years of innovation, Quantum’s end-to-end platform is uniquely equipped to orchestrate, protect, and enrich data across its lifecycle, providing enhanced intelligence and actionable insights. Leading organizations in cloud services, entertainment, government, research, education, transportation, and enterprise IT trust Quantum to bring their data to life, because data makes life better, safer, and smarter. Quantum is listed on Nasdaq (QMCO). For more information visit www.quantum.com.

Quantum and the Quantum logo are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

Forward-Looking Information

The information provided in this press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act). These forward-looking statements are largely based on our current expectations and projections about future events affecting our business. Such forward-looking statements include, in particular, statements related to the ongoing re-evaluation of certain accounting matters, including the timing and results of such re-evaluation; consequences and/or effects of the re-evaluation; timing of completion of the re-evaluation and the announcement of the Company’s fiscal 2024 second quarter financial results; and the Company’s plans, objectives and intentions that are not historical facts generally.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters and other statements regarding matters that are not historical are forward-looking statements. Investors are cautioned that these forward-looking statements relate to future events or our future performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: the outcome of the pending re-evaluation of accounting matters and the possibility of adjustments, including material adjustments, to the Company’s financial statements as the re-evaluation progresses; the discovery of additional and unanticipated information during the re-evaluation process; and the application of accounting or tax principles in an unanticipated manner. See also other risks that are described in “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (the SEC), including its Annual Report on Form 10-K filed with the SEC for the fiscal year ended March 31, 2023, and any subsequent reports filed with the SEC. The Company does not intend to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

Investor Relations Contacts:

Shelton Group

Leanne K. Sievers | Brett L. Perry

P: 949-224-3874 | 214-272-0070

E: sheltonir@sheltongroup.com

Public Relations Contacts:

August

Steven Goldberg | Jenny MacMichael

P: 917-375-5537 | 559-265-2496

E: Quantum-August@augustco.com